EXHIBIT 99.1

Hanover Direct, Inc. Completes Going Private Transaction;

Chelsey Direct Becomes Sole Shareholder

WEEHAWKEN, N.J., April 12 /PRNewswire-FirstCall/ -- Hanover Direct, Inc. (PINK SHEETS: HNVD.PK) announced today that it had completed its previously announced going private transaction with Chelsey Direct, LLC following the approval of the merger agreement at Hanover’s Annual Shareholders’ Meeting on April 12, 2007. As a result, Hanover is now a privately held company.

Under the terms of the merger agreement, a wholly owned subsidiary of Chelsey merged with and into Hanover, which was the surviving corporation in the merger. The shares of Hanover common stock, other than shares owned by Chelsey and its affiliates and shareholders who elect dissenter’s appraisal rights, will be paid the cash merger consideration of $0.25 per share. Wayne Garten will continue as Hanover’s President and CEO after the transaction.

Shareholders of record of Hanover will be provided with letters of transmittal pursuant to which they may exchange their certificates representing Hanover common shares for $0.25 in cash per common share. Shareholders must complete the letter of transmittal and forward it along with their share certificates to the depositary, American Stock Transfer & Trust Company, at its offices listed on the letter of transmittal, to receive payment.

FOR FURTHER INFORMATION PLEASE CONTACT:

Daniel J. Barsky, S.V.P.,

General Counsel of Hanover Direct, Inc.,

+1-201-272-3389

About Hanover Direct, Inc.

Hanover Direct, Inc. provides quality, branded merchandise through a portfolio of catalogs and e-commerce platforms to consumers. The Company's portfolio of home fashion and apparel catalogs and Internet websites include Domestications, The Company Store, Company Kids, Silhouettes, International Male and Undergear. The Company also manufactures Scandia Down branded comforters that sell through specialty retailers and on the Scandia website. Information on Hanover Direct, Inc. can be accessed on the Internet at http://www.hanoverdirect.com.